AGRICULTURAL LEASE

THIS AGRICULTURAL LEASE (“the “Lease”), made and entered into effective this 13th day of May 2019, by and between JOHN MENTABERRY, (the  “Lessor”), and HIGH SIERRA TECHNOLOGIES, INC., a Nevada Corporation, ( the “Lessee”).  The parties hereto expressly understand and agree that this Lease shall supersede and replace that certain Lease dated May 13, 2019 executed by the parties hereto and that certain Lease dated May 13, 2019 shall be deemed to be no longer of any force and effect.

W I T N E S S E T H

That, in consideration of the rents, covenants and agreements herein agreed to be paid and performed, the parties do hereby agree as follows:

1.

PROPERTY LEASED.   Lessor does hereby lease and rent to the Lessee, and the Lessee does hereby lease and hire from Lessor all those certain premises, situate in the County of Humboldt, State of Nevada, more particularly described as follows, to wit:

REAL PROPERTY: Approximately 200 acres, more or less, of the below-described property.

Township 47 North, Range 37 East, M.D.B.&M.

Section 24:

NE1/4; E1/2NW1/4

(APN: 03-0111-19, containing 240 acres, more or less).

RESERVING UNTO Lessor and his agents, the right to enter, crossover, use and access the leasehold premises at such times as shall be convenient or necessary to Lessor or Lessor’s Licensees or agents for any and all uses and purposes excepting the raising and/or processing of crops thereon. RESERVING UNTO Lessor all minerals and mineral rights of every kind and nature. (collectively, the “Property”)

Lessee shall be authorized to use all hoop houses, greenhouses and other storage facilities, and content of those buildings, as long as they are located on, or about, APN 03-0111017; Lessee shall be granted reasonable access thereto as may be needed by the Lessee.  Lessee acknowledges that Lessor does not have title to these items, and does not claim ownership, as they appear to have been abandoned by the previous tenant.  Lessee understands that, in the event the previous tenant exercises control over these items, Lessee will be required to terminate Lessee’s use thereof.

2.

TERM OF LEASE.  The term of this Lease shall be for a total of five (5) years, commencing May 18, 2019 through May 17, 2024 (the “Lease Term”) unless terminated earlier pursuant to the provisions of this Lease.

Mentaberry Lease: 5.18.19

3.

PAYMENT OF LEASE FEE.

As consideration for this Lease, Lessee shall pay to Lessor an annual participation bonus, in an amount equal to FIFTEEN (15%) PERCENT of the gross crop yield from the leasehold properties. Gross Crop Yield is hereby defined as either the raw product, by dry weight, of the total amount of the crop actually harvested from the Property or the actual net cash amount, after all expenses derived from the growing, processing and sale of said crop actually harvested from the Property, but excluding those costs set forth hereinafter under Lessee’s Obligations.  All crop weights shall be verified by at least one member of Lessee and by the Lessor.

4.

AUTHORIZED AGRICULTURAL USES.    Lessee shall use the demised Property only for the raising, storing and potential processing of a cash hemp crop on the demised Property.  All other uses are hereby reserved by Lessor. In the event that, during the Lease Term, the Lessee shall not plant a crop on the Property by June thirtieth of any given year, the Lessor shall be allowed to use the Property as Lessor deems appropriate in Lessor’s sole and absolute discretion for the balance of such one year period.

5.

LESSEE’S OBLIGATIONS.  Lessee shall be solely responsible for all crop care, including all labor, irrigation, and crop insurance, all state and federal withholdings, all repair, installation and maintenance of all pivots, pipelines, pumps, machinery, and equipment, and repairs and maintenance of fences, enclosures, all planting, raising and harvesting of crops, and shall be solely responsible for all death loss, from any and all causes.  Lessee shall be responsible for all sales commissions, licensing acquisition and charges, and regulatory compliance.  Lessee shall be solely responsible for any tenant improvements necessary to allow the use defined herein, and for any improvements necessary for crop or property storage and security, transportation security, and transportation charges.

6.

LESSOR’S OBLIGATIONS.  Lessor shall be solely responsible for any and all existing, outstanding ad valorem taxes, mortgages on the Property, Internal Revenue Service liability due and payable by Lessor.  Lessor shall pay all taxes levied or assessed by any government agency against the real property contained in this Lease at the current level; Lessee shall reimburse the Lessor for any and all increased taxes levied or assessed by any governmental agency against Lessor’s real or personal property or for improvements to the Property, or that may be assessed because of the crop to be grown.

Lessor shall, at Lessee’s sole cost and expense, maintain all of the irrigation equipment and infrastructure on the Property, including all electric and other charges incurred for delivery of water to the place of use.  Lessor, at Lessor’s sole cost and expense, shall supply access to any and all water that is needed to allow Lessee to plant, grow and harvest any and all crops that it may desire to grow on the Property.

Lessee may request Lessor to assist in the planting, growing and harvesting of any and all crops that Lessee may desire to plant, grow and harvest on the Property; any co-operation by

Mentaberry Lease:  5.18.19

Lessor shall be governed and controlled pursuant to a separate Consulting Agreement to be mutually agreed upon by the parties hereto.  Neither Lessor nor Lessee shall not incur any obligation or liability until a Consulting Agreement has been actually signed by all necessary parties.

Lessor shall supply to Lessee, at Lessee’s sole cost and expense, any farming equipment that Lessor possesses that the parties hereto deem to be necessary to the planting, growing and harvesting of any crop desired by the Lessee on the Property pursuant to a separate Consulting Agreement to be mutually agreed upon by the parties hereto.  Neither Lessor nor Lessee shall incur any obligation or liability until such Consulting Agreement has been actually signed by all necessary parties.

Lessor shall supply to Lessee, at Lessee’s sole cost and expense, any contract labor that the parties hereto deem to be necessary to the planting, growing and harvesting of any crop desired by the Lessee on the Property pursuant to a separate Consulting Agreement to be mutually agreed upon by the parties hereto.  Neither Lessor nor Lessee shall not incur any obligation or liability until a Consulting Agreement has been actually signed by all necessary parties.

7.

INSURANCE/INDEMNIFICATION.   Lessee shall procure and maintain throughout the term of this Lease or any renewal of this Lease, owner's, Lessor’s and Lessee’s liability insurance with an insurance company acceptable to Lessor, protecting both Lessor and Lessee against liability for bodily injury and death and for damage to or destruction of Property by reason of any occurrence or accident in, on, or about the Property, with liability coverage for bodily injury, death, and property damage in am amount not less than TWO MILLION ($2,000,000.00) DOLLARS.  It is understood that employees of Lessee shall not be considered as an employee of Lessor, that Lessor will not be responsible for the payment of premiums with respect to such insurance, and shall not be responsible for notifying the insurer of any occurrence or accident in or around the Property.  Lessee shall be solely responsible for all unemployment insurance and all workman’s compensation insurance incurred, and shall be responsible for filing all necessary and appropriate reports with all state and federal agencies.  Lessee shall further provide fire and extended coverage insurance on the Property and equipment for replacement cost, and shall provide such crop insurance as Lessee shall deem appropriate on the growing crop.  Lessee shall be responsible for providing such fire and extended coverage as it may deem necessary on its personal property and equipment installed or located on the Property.

8.

MAINTENANCE.   Lessee shall maintain all fences and all water facilities, in and upon the demised Property, or appurtenant thereto, in their present condition, subject only to reasonable wear and tear and damage by the elements.  Lessor shall not be responsible for any repair or improvement expense.  Lessee shall be responsible for any improvement that may be required because of the crop that is being raised.

9.

COVENANTS BY LESSEE.   Lessee hereby specifically covenants and agrees to pay the rentals as herein specified during the term hereof and further covenants not to commit or suffer any waste of the demised Property nor make any substitutions or alterations thereon

Mentaberry Lease: 5.18.19

without the written consent of Lessor; to pay all expenses incurred in conducting and carrying on the crop raising use and operation;  Lessee further covenants not to assign this Lease, or to sublet all or any portion of the leased Property; Lessee further covenants and agrees to place all water to beneficial use, to the end that Lessor will not lose any water rights now or heretofore had or used in connection with said lands or the Property; Lessee further covenants that all crop raising shall be conducted in a husbandlike manner.  Lessee further specifically covenants and agrees not to permit any liens to attach to said Property by reason of Lessee’s use thereof.  Lessee covenants and agrees to obtain any and all required governmental or regulatory licensing and to comply with all terms and conditions thereof.

10.

COVENANTS OF LESSOR.   Lessor covenants that, upon Lessee making prompt payment of the rentals as herein provided and otherwise complying with the covenants on its part to be paid, kept and performed, including all regulatory and governmental licensing conditions, restrictions and requirements, including all security provisions required by any such licensing, Lessor will not interfere with Lessee’s operations on the Property.

11.

SUBSURFACE RIGHTS/EASEMENTS/WATER RIGHTS.   The parties hereto acknowledge that this is a surface use agreement, and that this Lease does not transfer to Lessee any subsurface rights of any kind or nature.  Lessee shall provide Lessor with all required information, and shall comply with any and all pump and meter readings necessary in order for Lessor to maintain all water rights in good standing.  Lessee agrees to co-operate with Lessor in any reasonable manner relating to mining easements, governmental or public utility easements, easements and agreements to be entered into with neighboring landowners, or easements that may be necessary with respect to water usage and maintenance.  Lessee agrees to execute any such easements or consents upon the request of Lessor without compensation.

12.

UTILITIES.   Lessee shall pay, or reimburse the Lessor, for all charges for utilities used on the Property, including electricity, if any, and shall pay any and all charges for fuels, oils, or other oil related products that shall be required to allow the uses described herein .

13.

DEFAULT.   In the event of Lessee default, Lessor shall have the rights and remedies hereinafter described:

(a)

If the Lessee fails to perform fully and promptly any obligation required of Lessee under this Lease, except compliance with governmental licensing or regulatory requirements, then the Lessor shall have the right, at any time after the occurrence of such failure to perform, to give the Lessee written notice of default, and if Lessee fails to cure the default specified by Lessor within THIRTY (30) DAYS after notice of default has been given by Lessor, then Lessor shall have the following rights and remedies:

If the Lessee, having received notice of default from the Lessor, fails to cure the default within the time specified, then, at the expiration of the period within which the default was to have been corrected, all rights of the Lessee under this Lease shall terminate forthwith, including specifically, but without limitation, the right of the Lessee to possession of the Property, and Lessee shall thereupon have no right to assert or claim any benefit or right by virtue of this

Mentaberry Lease:  5.18.19

Lease.  The termination of Lessee’s right to possession and right to claim any benefit under this Lease, shall in no way prejudice, or reduce, or impair, any rights or remedies of the Lessor hereunder or as otherwise provided by law.

(b)

If the Lessee fails to perform fully and promptly any obligation required pursuant to any governmental licensing or regulatory requirements, then the Lessor shall have the right, at any time after the occurrence of such failure to perform, to give the Lessee written notice of immediate termination of this Lease, and thereafter, all rights of the Lessee under this Lease shall terminate forthwith, including specifically, but without limitation, the right of the Lessee to possession of the Property, and Lessee shall thereupon have no right to assert or claim any benefit or right by virtue of this Lease.  The termination of Lessee’s right to possession and right to claim any benefit under this Lease, shall in no way prejudice, or reduce, or impair, any rights or remedies of the Lessor hereunder or as otherwise provided by law.

(c)

Upon the termination of the Lessee’s rights hereunder, the Lessor shall have the right to reenter and repossess the Property, by summary proceedings, other appropriate legal proceedings, or in any other reasonable manner, and the Lessor shall have the right to remove the Lessee and its crop from the Property and further to remove, if Lessor elects to do so, all other persons from the Property whose rights are derived from the Lessee, and Lessor, after retaking possession of the Property, shall have exclusive right to the Property, free and clear of the rights or equities of all the parties, and all rights provided by law.  Lessor shall be entitled to recover from Lessee all costs, fees and expenses associated with retaking the Property, including actual attorney fees incurred.

(d)

All rights and remedies of the Lessor are cumulative, and are in addition to any and all other rights given to the Lessor by law.

14.

NOTICE.   Any notices to Lessor and/or Lessee under this Lease may be delivered or mailed to Lessee ℅ High Sierra Technologies, Inc., 2560 Greensboro Drive, Reno, Nevada 89509 and to Lessor  ℅ John Mentaberry, P.O. Box 248, McDermitt, Nevada 89421.

15.

TIME OF ESSENCE.   Time is expressly declared the essence of this Lease.

16.

WAIVER.   The waiver of any breach of any of the provisions of this Lease by the Lessor shall not constitute a continuing waiver or a waiver of any subsequent breach by the Lessee either of the same or another provision of this Lease.

17.

ASSIGNABILITY AND BINDING EFFECT.   Neither Lessor nor Lessee shall  assign its interest under this Lease without first obtaining the written consent of the other party which consent shall not be unreasonably withheld.  This Lease shall be binding upon and inure to the benefit of the respective parties hereto and to their respective successors and assigns, any foregoing restrictions on assignment of the Lessor’s and Lessee’s rights hereunder not withstanding.

Mentaberry Lease: 5.18.19

18.

COUNTERPARTS AND FACSIMILE SIGNATURES.  This Lease may be executed in any number of counterparts, each of which when fully and properly executed, shall be deemed to be an original.  A facsimile signature, electronic mail signature or electronic signature shall be deemed to be an original signature having the same force and effect as an original signature.

19.

TERMINATION.   Lessor shall be entitled to give the Lessee notice of default for non-payment of any sums due under this lease, including maintenance and utility charges.  The notice period shall be thirty (30) days.  Lessee shall cure any such default within the notice to cure period.  If Lessee fails to cure the default, this lease shall terminate.  If there are more than two (2) defaults within a twelve (12) month period, this Lease shall terminate on the anniversary date of the lease.

IT WITNESS WHEREOF, the parties have executed this Lease to be effective as of the day, date and year first hereinabove written.

LESSOR:

/s/ John Mentaberry

JOHN MENTABERRY

LESSEE:

HIGH SIERRA TECHNOLOGIES, INC., a Nevada Corporation

By: /s/ Vincent C. Lombardi

Vincent C. Lombardi, its Chief Executive Officer

Attest:  /s/ Gregg W. Koechlein

Gregg W. Koechlein, its Chief Operating Officer

Mentaberry Lease:  5.18.19